As filed with the Securities and Exchange Commission on April 22, 2019

Registration No. 333-226751

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Goldcorp Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	1041	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 3400 - 666 Burrard Street

Vancouver, British Columbia

V6C 2X8 Canada

(604) 696-3000

(Address and Telephone Number of Registrant’s Principal Executive Offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(800) 223-7567

(Name Address (Including Zip Code) and Telephone Number (Including Area Code) of Agent For Service in the United States)

with copies to:

David S. Stone, Esq. John J. Koenigsknecht, Esq. Neal, Gerber & Eisenberg LLP Two North LaSalle Street, Suite 1700 Chicago, Illinois 60602 (312) 269-8000	Paul Stein, Esq. Cassels Brock & Blackwell LLP Suite 2100, Scotia Plaza 40 King Street West Toronto, ON M5H 3C2 (416) 869-5300

Approximate date of commencement of proposed sale to public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

Canada

Province of British Columbia

(Principal Jurisdiction Regulating this Offering)

It is proposed that this filing shall become effective (check appropriate box):

A. ☒	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☐	At some future date (check the appropriate box below).

1. ☐	Pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than seven calendar days after filing).

2. ☐

Pursuant to Rule 467(b) on                      (date) at                      (time) (designate a time not sooner than seven calendar days after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on                      (date).

3. ☐

Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐	After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Goldcorp Inc. (the “Company” or the “Registrant”), removes from registration all of the unsold securities registered under the Registration Statement on Form F-10 (Registration No. 333-226751) filed by the Company with the U.S. Securities and Exchange Commission on August 9, 2018, as amended by Amendment No. 1 on August 16, 2018 (the “Registration Statement”), registering the sale by the Company from time to time of up to an aggregate $3,000,000,000 of the Company’s common shares (the “Common Shares”), debt securities, subscription receipts, units, and warrants.

The Company entered into an Arrangement Agreement, dated as of January 14, 2019, which was subsequently amended on February 19, 2019, by and between the Company and Newmont Mining Corporation (“Newmont”), pursuant to which Newmont acquired all of the issued and outstanding common shares of the Company (the “Arrangement”) and the Company became a wholly-owned subsidiary of Newmont. The Arrangement became effective on April 18, 2019.

In connection with the Arrangement, the offerings of the Common Shares pursuant to the Registration Statement have been terminated. Accordingly, the Company is terminating all offerings of and deregistering its securities pursuant to the Registration Statement. The Company, by filing this Post-Effective Amendment, hereby removes from registration any and all securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on April 22, 2019.

GOLDCORP INC.

By:	/s/ Todd White

Name:	Todd White
Title:	President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Todd White Todd White	President, Chief Executive Officer and Director (principal executive officer)	April 22, 2019

/s/ Nancy K. Buese Nancy K. Buese	Chief Financial Officer and Director (principal financial and accounting officer)	April 22, 2019

/s/ Randy Engel Randy Engel	Director	April 22, 2019

/s/ Stephen P. Gottesfeld Stephen P. Gottesfeld	Director	April 22, 2019

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Post-Effective Amendment to the above-referenced Registration Statement, solely in the capacity of the duly authorized representative of Goldcorp Inc. in the United States, on April 22, 2019.

GOLDCORP USA INC. (Authorized U.S. Representative)

By:	/s/ Todd White

Name:	Todd White
Title:	President